C O L E

COLE CREDIT PROPERTY TRUST II, INC.

April 4, 2006

Contact:

Gui Costin

602-778-8893

For Immediate Release:

Cole Credit Property Trust II, Inc. announces the acquisition of a portfolio of single-tenant convenience stores located in Delaware, New Jersey, and Pennsylvania, leased to Wawa, Inc.

On March 29, 2006, Cole Operating Partnership II, LP (“COP II”), the operating partnership of Cole Credit Property Trust II, Inc. (the “Company”), acquired 100% of the membership interests in Cole WW II, LLC (“WW II”) Through certain wholly owned subsidiaries WW II owns, as its only assets, a portfolio of three separate freestanding convenience stores (the “Wawa Properties”) leased to Wawa, Inc. (“Wawa”). The Wawa Properties consist of an approximately 5,200 square foot single-tenant convenience store on an approximately 1.6 acre site located in Hockessin, Delaware, an approximately 4,700 square foot single tenant convenience store on an approximately 6.5 acre site located in Manahawkin, New Jersey, and an approximately 4,500 square foot single tenant convenience store on an approximately 0.9 acre site located in Narberth, Pennsylvania.

About the Tenant

Wawa operates over 500 food convenience stores in 5 states, specializing in convenience foods, grocery items and gasoline products. In determining the creditworthiness of Wawa, the Company considered a variety of factors, including historical financial information and financial performance, and local market position.

About Cole Credit Property Trust II, Inc.

Cole Credit Property Trust II, Inc. is a Maryland corporation that intends to qualify as a real estate investment trust beginning with the taxable year ended December 31, 2005. The investment objectives of Cole Credit Property Trust II, Inc. are to provide current income, preservation and return of capital, and growth in the value of its investments.

This release may contain forward-looking statements relating to the business and financial outlook of Cole Credit Property Trust II, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the prospectus for the offering of equity of Cole Credit Property Trust II, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made and we undertake no obligation to update any such statements that become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

2555 E. Camelback Road, Suite 400

Phoenix, AZ 85016

602-778-8700